Exhibit 99.1
Joint Filing Agreement
The undersigned hereby agree to the joint filing on behalf of each of this statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Across America Real Estate Exchange, Inc., and that this Agreement be included as an Exhibit to such statement.
This Joint Filing Agreement may be executed at different times and in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one and the same instrument.
IN WITNESS WHEREFORE, the undersigned hereby execute this Agreement effective as of the date set forth below:
Date: March 1, 2010

BOCO INVESTMENTS, LLC
By:	Bohemian Asset Management, Inc. its Manager

/s/ Joseph C. Zimlich
Joseph C. Zimlich, Prestdent

WESTMOUNTAIN PRIME, LLC
By:	BOCO Investments, LLC, its Majority Member

/s/ Joseph C. Zimlich
Joseph C. Zimlich, Manager

PAT STRYKER LIVING TRUST

/s/ Pat Stryker
Pat Stryker, Trustee

/s/ Pat Stryker
Pat Stryker, Individually